SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: August 7, 2009
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 7, 2009, at the 2009 Annual Meeting of the Shareholders (the “Annual Meeting”) of Akorn, Inc. (the “Company”), the shareholders of the Company approved an amendment to the Company’s Amended and Restated 2003 Stock Option Plan (the “2003 Plan”) to increase the aggregate number of shares of the Company’s common stock that may be issued under the 2003 Plan by 6,000,000 shares from a total of 5,000,000 to a total of 11,000,000 shares. Under the 2003 Plan, the Company is authorized to grant non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, performance unit awards, performance share awards and other stock based awards to its affiliates’ directors, employees and consultants. The Company is also authorized to grant incentive stock options to employees of the Company and its affiliates. The foregoing description of the 2003 Plan is qualified in its entirety by reference to the 2003 Plan which is included as Exhibit 10.1 to this Current Report on Form 8-K.
In addition, at the Annual Meeting, the shareholders of the Company approved an amendment to the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) to increase the aggregate number of shares of the Company’s common stock that may be issued under the ESPP from a total of 1,000,000 shares to a total of 2,000,000 shares. The purpose of the ESPP is to provide an opportunity for eligible employees of the Company to purchase shares of its common stock through accumulated payroll deductions. The foregoing description of the ESPP is qualified in its entirety by reference to the ESPP which is included as Exhibit 10.2 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
10.1	Amended and Restated Akorn, Inc. 2003 Stock Option Plan, as amended

10.2	Amended and Restated Akorn, Inc. Employee Stock Purchase Plan, as amended

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Date: August 20, 2009